UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2015, the compensation committee of the board of directors of InspireMD, Inc. (the “Company”) approved bonuses for the Company’s named executive officers for the 2014 calendar year. The Company paid to Alan Milinazzo, its president and chief executive officer, a bonus of $69,105 for the 2014 calendar year and granted him 52,999 shares of restricted common stock of the Company and an option to purchase 52,999 shares of common stock, at an exercise price of $0.72 per share. On January 26, 2015, Mr. Milinazzo also received a 2015 annual equity grant consisting of 152,084 shares of restricted common stock of the Company and an option to purchase 254,737 shares of common stock, at an exercise price of $0.72 per share. Each grant vests in three equal annual installments, with one-third vesting on the first, second and third anniversaries of the date of grant, subject to Mr. Milinazzo’s continued service with the Company.

The Company also paid to Craig Shore, its chief financial officer, chief administrative officer, secretary and treasurer, a bonus of $21,629 for the 2014 calendar year. On January 26, 2015, Mr. Shore also received a 2015 annual equity grant consisting of 46,875 shares of restricted common stock of the Company and an option to purchase 78,515 shares of common stock, at an exercise price of $0.72 per share. Each grant vests in three equal annual installments, with one-third vesting on the first, second and third anniversaries of the date of grant, subject to Mr. Shore’s continued service with the Company.

In addition, the Company paid to Eli Bar, the senior vice president of research and development and chief technical officer of InspireMD Ltd., a bonus of $18,587. On January 26, 2015, Mr. Bar also received a 2015 annual equity grant consisting of 46,875 shares of restricted common stock of the Company and an option to purchase 78,515 shares of common stock, at an exercise price of $0.72 per share. Each grant vests in three equal annual installments, with one-third vesting on the first, second and third anniversaries of the date of grant, subject to Mr. Bar’s continued service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: January 30, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer